AER ENERGY RESOURCES, INC.
                         4600 Highlands Parkway, Suite G
                             Smyrna, Georgia  30082

                                November 6, 1997

FW AER Partners, L.P.
201 Main Street, Suite 3100
Fort Worth, Texas  76102

Dear Sirs:

     This letter amends that certain AER Energy Resources, Inc. Securities Purchase Agreement by and between FW AER Partners, L.P., a Texas limited partnership ("Purchaser"), and AER Energy Resources, Inc., a Georgia corporation ("AER"), dated as of May 13, 1996 (the "Agreement"), pursuant to which the Purchaser purchased from AER 1,584,158 shares of AER's common stock, no par value (the "Common Stock"), and a warrant to purchase 835,000 shares of Common Stock. All defined terms used but not otherwise defined herein shall have the respective meanings given them in the Agreement.

     1. Section 4(a) of the Agreement is hereby amended to read in its entirety as follows:

     (a) Demand Registration. If at any time after two (2) years and prior to five (5) years from the date of the Closing, AER shall receive a written request from Purchaser that AER file a registration statement under the Securities Act, covering all or any portion of the Shares or all or any portion of the Warrant Shares, AER shall, not later than ninety (90) days after receipt of such written request, file a registration statement with the Commission relating to the Shares or Warrant Shares as to which such request for a demand registration relates together with all other shares of Common Stock owned by Purchaser and shares of Common Stock owned by Keystone, Inc., David G. Brown, Mark A. Wolfson or "affiliates" or "associates" thereof, as such terms are defined in the Securities Act (collectively, the "Third Party Shareholders"), to the extent such shares of Common Stock are not then freely tradeable under the Securities Act, as the notice requests be included in such registration (all of the foregoing hereinafter collectively referred to as, the "Requested Shares"), and AER shall use its best efforts to cause the registration statement (which may cover, without limitation, an offering on a delayed or continuous basis open for up to one hundred eighty (180) days pursuant to Commission Rule 415) for the Requested Shares to become effective under the Securities Act. AER shall be obligated to effect only two (2) registrations pursuant to this Section 4(a). Any such request shall be subject to the rights of the Debenture Subscribers (defined below) pursuant to the Registration Rights Agreement dated as of November 22, 1995 among AER, the Debenture Subscribers and Swartz Investments, Inc. (the "Registration Rights Agreement").

     2. Section 4(c) of the Agreement is hereby amended to read in its entirety as follows:

     (c) "Piggyback" Registration. If at any time after two (2) years and prior to five (5) years from the date of the Closing, AER shall determine to proceed with the preparation and filing of a registration statement under the Securities Act in connection with the proposed offer and sale for money of any of its equity securities by it or any of its security holders (other than on Form S-4 or Form S-8 promulgated under the Securities Act or any successor or similar form), AER will give written notice of its determination to Purchaser. Upon the written request of Purchaser or any Third Party Shareholder given to AER within ten (10) days after Purchaser's receipt of any such notice by AER, AER will cause all of the shares of Common Stock that Purchaser and/or any of the Third Party Shareholders have requested be registered (the "Piggyback Shares") to be included in such registration statement, but only to the extent the shares of Common Stock are not then freely tradeable under the Securities Act; provided, however, that such request shall be subject to the rights of the Debenture Subscribers pursuant to the Registration Rights Agreement, and provided, further, that, if the managing underwriter, in the case of an underwritten public offering, determines and advises in writing that the inclusion of all the Piggyback Shares proposed to be included by Purchaser or the Third Party Shareholders, as applicable, would interfere with the successful marketing of the securities proposed to be registered by AER, then the number of such Piggyback Shares to be included in the registration statement shall be reduced in accordance with the recommendations of the managing underwriter, except that if the managing underwriter determines and advises that the inclusion in such registration statement of any Piggyback Shares would so interfere, then no Piggyback Shares shall be included in such registration statement but provided that any such reduction shall be made pro rata with respect to Purchaser and any Third Party Shareholder requesting such registration.

     3. Section 4(d) of the Agreement is hereby amended to read in its entirety as follows:

     (d) Expenses. With respect to each inclusion of shares in a registration statement pursuant to Section 4(a) or 4(b), AER shall bear the following fees, costs and expenses: all registration, filing and NASD fees, printing expenses, fees and disbursements of counsel and accountants for AER and all legal fees and disbursements and other expenses of complying with state securities or blue sky laws of any jurisdictions in which the securities to be offered are to be registered or qualified. Fees and disbursements not expressly included above shall be borne pro rata by the Purchaser and the Third Party Shareholders whose shares are included in such registration statement.
     4. Section 4(e) of the Agreement is hereby amended to read in its entirety as follows:

     (e) Indemnification, Etc. In the event that shares are registered pursuant to Section 4(a) or 4(c), Purchaser and any Third Party Shareholder registering shares of Common Stock, as applicable, and AER shall execute reasonable and customary underwriting, indemnification and lock-up agreements relating to such registration and shall undertake reasonable and customary registration procedures.

     5. Section 8(c) of the Agreement is hereby amended to read in its entirety as follows:

     (c) Assignment. Except in the case of a transfer permitted under Section 5(a), no assignment or transfer by Purchaser or any Third Party Shareholder of their respective rights and obligations under this Agreement shall be made by merger or other operation of law or otherwise except with the prior written consent of AER. This Agreement is binding upon the parties and their successors and assigns and inures to the benefit of the parties and their permitted successors and assigns and, when appropriate to effect the binding nature of this Agreement for the benefit of the other parties, of any other successor or assign.

     6. Except as amended hereby, the Agreement remains in full force and effect.

     If you are in agreement with the foregoing, please so indicate by signing this letter in the space provided below.

                                   Sincerely,

                                   AER ENERGY RESOURCES, INC.

                                   By:
                                   Name:
                                   Title:

AGREED TO AND ACCEPTED:

FW AER PARTNERS, L.P.

By:  Group 31, Inc.,
          General Partner

     By:
     Name:
     Title: